EXHIBIT 10.97

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[*],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

FIRST AMENDED AND RESTATED SUPPLY AGREEMENT

This FIRST AMENDED AND RESTATED SUPPLY AGREEMENT (this “AGREEMENT”) is made as of the date last set forth on the signature page hereto, by and between POLYMET ALLOYS, INC (hereinafter called “POLYMET”), with offices at 1701 Providence Park, Suite 100, Birmingham, Alabama 35242; and HOKU MATERIALS, INC (hereinafter called “HOKU”), with offices at 1288 Ala Moana Blvd., Ste. 220 Honolulu, HI 96814 USA.

RECITALS

WHEREAS, POLYMET and HOKU are parties to that certain supply agreement dated as of November 13, 2008, for the sale by POLYMENT and the purchase by HOKU of silicon metal (the “Original Supply Agreement”); and

WHEREAS, POLYMET and HOKU wish to amend and restate the Original Supply Agreement in its entirety by this AGREEMENT, which shall supersede the Original Supply Agreement.

NOW, THEREFORE, in furtherance of the foregoing Recitals and in consideration of the mutual covenants and obligations set forth in this AGREEMENT, POLYMET and HOKU hereby agree as follows:

1.	APPOINTMENT OF SUPPLIER

1.1
POLYMET is a supplier of Silicon Metal (hereinafter called the “Product”) which HOKU uses for its Polysilicon manufacture. Polymet shall obtain Product only from RIMA Industrial S/A, unless HOKU approves another source.

1.2	HOKU hereby appoints POLYMET to supply certain quantity of HOKU’s requirement of the Product subject to the terms and conditions set out in this AGREEMENT.

2.	QUALITY

POLYMET warrants to HOKU that:

2.1	The Product supplied hereunder conforms with the technical specification provided by HOKU to POLYMET (Annex 1).

2.2	POLYMET will inform HOKU of any material change in the raw material used in the production process of the Product.

3.	QUANTITY

The quantity of the Product to be supplied by POLYMET to HOKU for twelve (12) consecutive calendar months   commencing January 1st, 2010 shall be according to the following schedule:

3.1	Calendar Year 2010: Approx. [*] but no less than 65 percent HOKU’s calendar yearly consumption except as per clause 4.

3.2	Calendar Year 2011: Approx. [*] but no less than 65 percent HOKU’s calendar yearly consumption except as per clause 4.

3.3	Calendar Year 2012: Approx. [*] but no less than 65 percent of HOKU’s calendar yearly consumption except as per clause 4.

The Product shall be shipped in approximate equal amounts each calendar month, or as otherwise agreed in writing by the parties, using scheduling process and parameters to be determined and decided between the parties.

4.	PRICE

With regard to the quantities specified in paragraph 3, the prices of the Product in calendar years 2010, 2011 and 2012 will be freely negotiated for each such calendar year.  If the Parties are unable to agree on the price at least 60 days prior to the beginning of the applicable calendar year, then the following shall apply:  in the respective calendar year for each purchase of the Product by HOKU, if the total purchases by HOKU for that calendar year from POLYMET, in the aggregate total less than the greater of (a) the amount specified for that year in paragraph 3 of this AGREEMENT above, or (b) 65 percent of HOKU’s estimated calendar year consumption for that calendar year, then before HOKU purchases any quantity of Product from another supplier, HOKU must offer that certain quantity to POLYMET and POLYMET will have the right to accept or reject such offer in equivalent conditions (price, payment conditions and place of delivery) (“Conditions”) of the lowest price offer presented to HOKU by other suppliers (“Lowest Third Party Price Offer”). POLYMET shall have the right to review and verify the bona fides of such Lowest Third Party Price Offer either (a) by HOKU providing such information about the Conditions of such Lowest Third Party Offer directly to POLYMET, without disclosing the identity of such third party supplier, or (b) by an independent third party that is mutually acceptable to HOKU and POLYMET in each such party’s reasonable judgment (“Independent Party”) that shall review and verify for POLYMET the bona fide nature of such Lowest Third Party Price Offer, provided that such Independent Party shall be subject to a confidentiality agreement with HOKU. POLYMET must accept or reject any such offer within seven calendar days from receipt from HOKU or from the Independent Party as the case may be, by fax or e-mail of the relevant information about such Conditions, followed up by a telephone call to [*].

The price of the Product in any calendar year shall be a Fixed Price on a per pound of material basis plus any Inland Freight and pallet charges associated with transporting the product from the port of entry in the United States to Hoku’s Pocatello, Idaho production plant.  These charges will be separate line items on each invoice.

Payments Terms for this AGREEMENT are Net [*] days from the delivery date of the material to HOKU’s Pocatello, Idaho plant, via wire transfer.

5.	SHIPMENT

The Product shall be delivered FOB Pocatello, ID or as directed by HOKU, in amounts and at the times specified in the delivery schedule agreed upon in writing between the parties. In case of any delay that is not POLYMET’s fault, HOKU shall unconditionally accept such delay up to a maximum of [*] days. Also, POLYMET shall unconditionally accept a postponing of any shipment for a maximum of [*] days if such postponing is not HOKU’s fault and is informed to Polymet prior to the production date of that material in Brasil.

6.	PACKING

The Product to be supplied by POLYMET to HOKU hereunder shall be packed in [*] lb maximum supersacs meeting HOKU’s specifications.  HOKU and POLYMET will work together to minimize costs associated with packaging.

7.	WEIGHT and ANALYSIS

Weight
POLYMET’s certified weight shall apply with a tolerance up to [*]%.

Analysis
POLYMET’s certified analysis shall apply. However if HOKU’s analysis of the Product deviates from POLYMET’s analysis, HOKU will inform POLYMET immediately in writing. If HOKU and POLYMET are unable to resolve the discrepancy within 15 days after HOKU's notice, the parties, within 15 days of HOKU's notice, shall select an independent expert to analyze the Product and resolve the dispute.  If the parties are unable to agree on an independent expert, the experts nominated by each party shall meet and no later than 15 days after HOKU's notice, shall jointly designate a third expert to analyze the Product and resolve the dispute. If a party fails to timely designate an independent expert, the dispute shall be decided by the expert timely designated. The expert selected shall analyze the Product and the average of the expert's test results and the test results of the analysis by the party closest to the expert's test results shall be final and binding. The parties shall share the cost of selection of an expert and the costs of the expert's analysis equally.

8.	SECRECY

Neither party shall disclose any contents hereof nor any information obtained hereunder to any third party, except for either party’s attorneys, accountants, auditors and others as necessary in the normal course of business without the prior written consent of the other party except as required by law.  Notwithstanding the foregoing: (A) the Parties will work together to issue a joint press release within two (2) days after execution of this Agreement; and (B) either Party may publicly disclose the material terms of this Agreement pursuant to the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, or other applicable law; provided, however, that the Party being required to disclose the material terms of this Agreement shall provide reasonable advance notice to the other Party, and shall use commercially reasonable efforts to obtain confidential treatment from the applicable governing entity for all pricing and technical information set forth in this Agreement.

9.	ASSIGNMENT

Neither party shall assign any rights under this document to a third party without the prior written consent from the other party. Notwithstanding the above, and provided that the assignee takes over all rights and obligations set forth in this Agreement, any Party hereto shall have the right to assign this Agreement, upon written notice to the other Party, but without their prior consent, to:

9.1	Any affiliates, provided that, in such case, the assignor shall remain jointly and severally liable for the implementation by the assignee of its obligations under this Agreement.

9.2	Any successors as a result of a statutory merger or consolidation or a company acquisition of all or substantially all its assets including the part concerned by this Agreement.

9.3	Any collateral agent as collateral security for such Party’s secured obligations in connection with the purchase or sale of the Product.

10.	DURATION

10.1.	This AGREEMENT shall be effective from the date hereof until December 31, 2012, unless earlier terminated as provided herein.

10.2.	Termination

10.2.1. If either party is in breach of any of its obligations pursuant to the terms of this AGREEMENT (the “Defaulting Party”) and remains in such breach for a period of ten (10) Business Days following the delivery of a written notice from the other party (the “Aggrieved Party”) requesting the remediation of such breach, then the Aggrieved Party may elect to terminate this Agreement or pursue any other remedy available under applicable law, including, without limitation, the Uniform Commercial Code, common law or otherwise.  An election by the Aggrieved Party to obtain cover or terminate this agreement shall not prejudice or limit any additional rights or remedies the Aggrieved Party may have against the Defaulting Party under applicable law.

10.2.2. If either party goes into liquidation or if a petition for liquidation has been presented against it , whether voluntarily or compulsorily (except for the purposes of amalgamation or reconstruction), the other party shall be entitled to terminate this Contract forthwith by giving notice in writing to the default party.

11.	HARDSHIP

Should the occurrence of any event not contemplated by the parties fundamentally alter the equilibrium of this AGREEMENT, thereby placing an excessive burden on one party in the performance of its contractual obligations under this AGREEMENT, that party may request in writing a revision of the AGREEMENT. The parties shall then, within fourteen days, consult one another to try to revise the AGREEMENT on an equitable basis, so that neither party suffers excessive prejudice under the AGREEMENT.

12.	FORCE MAJEURE

12.1. In the event that one of the parties cannot timely perform this AGREEMENT due to a force majuere event resulting from causes beyond the reasonable control of the party whose performance is affected, including, without limitation, resulting from fire, explosions, strike, lockout, labor dispute, acts of civil or military authority, riot, embargo, delays in transportation, acts of God or the public enemy, or  other cause, whether or not having the same character as the foregoing and beyond the reasonable control of the party concerned; such party shall not be in default hereunder, but the party's performance so affected will be excused for the duration of such force majeure event

12.2. The party subject to force majeure shall promptly notify the other party in writing explaining the cause of theforce majeure. The other party may decide to cancel the quantity of the product affected by such force majeure.

13.	ARBITRATION

Any controversy or claim arising out of or relating to this Agreement or the breach thereof which cannot be settledby the parties within sixty (60) days after written notice from one party to the other, shall be settled by arbitration in New York City in the English language, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

14.	APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflict of laws rules and choice of law rules of New York State.  Subject to paragraph (13) above, each party hereto hereby irrevocably, each party hereto hereby irrevocably, (a) submits to the non-exclusive jurisdiction of any New York State and U.S. Federal court sitting in New York City, New York, with respect to any suit, action, or proceeding arising out of or relating hereto; (b) agrees that all claims with respect to each such suit, action or proceeding may be heard and determined in such New York State or U.S. Federal court; (c) waives, to the fullest possible extent, the defense of an inconvenient forum; (d) consents to service of process upon it by mailing or delivering such service or process to it at its address above, or by any other method permitted by law; (e) waives the right to a trial by jury; and (f) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

15.	PRIOR AGREEMENTS

This AGREEMENT constitutes the entire agreement between the Parties and supersedes all prior proposal(s) and discussions, including without limitation the Original Supply Agreement, relative to the subject matter of this AGREEMENT and neither POLYMET nor HOKU shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein. No oral explanation or oral information by either POLYMET or HOKU hereto shall alter the meaning or interpretation of this AGREEMENT.

      IN WITNESS WHEREOF, the parties hereto set their respective signature to this AGREEMENT.

      This Agreement is signed in duplicate, one original of which shall be held by each party.

DATE: May 21, 2009

HOKU Materials	Polymet Alloys, Inc.

/s/ Scott Paul	/s/ Braulio Lage
Name: Scott Paul	Name: Braulio Lage
Title: Chief Operating Officer	Title: Vice President

5/21/2009

Annex 1 Hoku Technical Specifications

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